Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, California 94111-4109 415.434.9100 main 415.434.3947 fax www.sheppardmullin.com

December 7, 2020

California BanCorp 1300 Clay Street, Suite 500 Oakland, California 94612

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to California BanCorp, a California corporation (the “Company”), in connection with the Company’s filing with the U.S. Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to 500,000 shares of the Company’s common stock (the “Shares”) issuable under the California BanCorp Amended and Restated 2017 Equity Incentive Plan (the “Plan”).

As counsel to the Company, we have reviewed certain corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares and the adoption of the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company and of public officials as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

Subject to the foregoing, it is our opinion that the Shares to be issued by the Company under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan and any applicable award agreements, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of California and no opinion is expressed as to the laws of any other jurisdiction. This opinion is as of the date hereof and its based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

California BanCorp

December 7, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP SHEPPARD, MULLIN, RICHTER & HAMPTON LLP